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                                                                    Exhibit 99.1

                                 NEWS RELEASE
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CONTACTS:
Steven Wishner                            Sherry Lang
Vice President                            Assistant Vice President
Treasurer                                 Investor Relations


                                          FOR IMMEDIATE RELEASE
                                          (Monday, October 16, 1995)


           THE TJX COMPANIES, INC. ANNOUNCES AGREEMENT TO ACQUIRE
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                                   MARSHALLS
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     Framingham, MA -- The TJX Companies, Inc. (NYSE:TJX), parent company of the leading off-price retailer T.J. Maxx, today announced that it has entered into a definitive agreement with Melville Corporation to acquire Marshalls, the off-price family apparel division of Melville, for $375 million in cash and $175 million in convertible junior preferred stock. The transaction is anticipated to be consummated during TJX's fourth quarter and is subject to certain conditions, including receipt of regulatory approvals. TJX has obtained acquisition financing commitments from a group of banks to fund the cash portion of the purchase price as well as TJX's anticipated future working capital needs.

     Bernard Cammarata, President and Chief Executive Officer of The TJX Companies, Inc. commented, "We are excited to acquire Marshalls, as this acquisition creates an important business combination which enables TJX to capitalize on the significant synergies that exist between T.J. Maxx and Marshalls. To maximize profits and our customer base, we intend to continue operating stores under both the T.J. Maxx and Marshalls banners. Both businesses will realize substantial increases in buying power, economies of scale and efficiencies of operation which will dramatically reduce our expense ratios. We will invest these cost savings into lower prices for our customers, enhancing our already great values. In addition, we strongly believe that the economies of scale achieved through this acquisition will have a direct beneficial impact on TJX's EPS growth, which will translate into increased shareholder value.

     "We will capitalize on the best that both T.J. Maxx and Marshalls have to offer. If a particular method of operating in one division is more efficient than in the other, we will have the opportunity to move to the more efficient method. We have the management expertise needed to tackle the task of bringing these two businesses together -- without distracting management's focus at TJX or at T.J. Maxx. In addition, we believe we are very capable of bringing about a meaningful turnaround in Marshalls' business."

                                    -MORE-
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THE TJX COMPANIES, INC. ANNOUNCES AGREEMENT TO ACQUIRE
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MARSHALLS
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October 16, 1995
Page 2


     In connection with the acquisition, TJX intends to reduce its annual common dividend from $.56 to $.28 per share effective with the next dividend to be declared. The previously declared common dividend, payable November 30, 1995, is unaffected. The Company will also eliminate its share repurchase program. "While the Company continues to believe that excess cash should be returned to shareholders in the form of common dividends, we are absolutely committed to maintaining a strong balance sheet and financial flexibility," noted Cammarata. "We expect the combination of T.J. Maxx and Marshalls to produce future earnings growth for our shareholders and firmly believe that applying $20 million in annual dividend savings toward financing this acquisition will produce superior returns for our investors."

     Cammarata continued, "The retail landscape is changing. In part, through consolidation, acquisition and divestiture, we have seen the emergence of stronger mass merchandisers and department stores. We are convinced that this acquisition positions TJX to compete more effectively against department stores, off-price apparel retailers and other retailing formats."

     The TJX Companies, Inc. is the largest off-price specialty apparel retailer, with 571 T.J. Maxx stores, the nation's leading women's fashion off-price catalog Chadwick's of Boston, 47 Winners Apparel Ltd. off-price family apparel stores in Canada, and 23 HomeGoods off-price home fashions stores. TJX is also developing T.K. Maxx, an off-price apparel concept in the United Kingdom. As of September 30, 1995, Marshalls operates 495 stores.


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